FOR IMMEDIATE RELEASE

The Reader’s Digest Association, Inc.
Media: William Adler, 914-244-7585 william.adler@rd.com
Investor Relations: Richard Clark, 914-244-5425 richard.clark@rd.com

THE READER’S DIGEST ASSOCIATION, INC.
ANNOUNCES RECEIPT OF STOCKHOLDER APPROVAL FOR MERGER

PLEASANTVILLE, NY - February 2, 2007 - The Reader’s Digest Association, Inc. (NYSE: RDA) announced today that, at a special meeting of stockholders held today, RDA common stockholders voted to adopt the merger agreement between RDA and entities formed by an investor group led by Ripplewood Holdings L.L.C. Shares voted in favor of the adoption of the merger agreement represented more than 81 percent of the total issued and outstanding common shares.

As previously announced, on November 16, 2006, RDA entered into the definitive merger agreement pursuant to which the Ripplewood-led investor group will acquire all of the outstanding common stock of RDA for $17.00 per share in cash and assume all outstanding debt.

Completion of the merger remains subject to the availability of the investor group’s committed debt and preferred equity financing for the acquisition and other customary conditions. The merger is expected to close by the end of February 2007.

ABOUT THE READER’S DIGEST ASSOCIATION, INC.
The Reader’s Digest Association, Inc. is a global publisher and direct marketer of products that inform, entertain and inspire people of all ages and cultures around the world. RDA had revenues of $2.4 billion for the fiscal year ended June 30, 2006. RDA's corporate web site is www.rda.com.

FORWARD-LOOKING STATEMENTS

This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Those forward-looking statements include all statements other than those made solely with respect to historical fact. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. These factors include, but are not limited to, (1) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; (2) the outcome of any legal proceedings that may be instituted against The Reader’s Digest Association, Inc. (“RDA”) and others following the announcement of the merger agreement; (3) the inability to complete the merger due to the failure to satisfy conditions to the merger, including the receipt of financing; (4) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; and (5) other factors described in RDA’s filings with the Securities and Exchange Commission, including its reports on Forms 10-K, 10-Q and 8-K. Many of the factors that will determine the outcome of the subject matter of this press release are beyond RDA’s ability to control or predict. RDA undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future results or otherwise.